Exhibit 10.11

AMENDMENT 4

TO

ANACOR PHARMACEUTICALS, INC.

ADVISORY BOARD AGREEMENT

This Amendment, effective January 1, 2014 (the “Effective Date”), is to Advisory Board Agreement commencing October 1, 2005, and any subsequent Amendments (the “Agreement”) between Anacor Pharmaceuticals, Inc. (“Company”) and Lucy Shapiro, Ph.D. (“Advisor”), together, the Parties.

Pursuant to this Amendment, the Parties agree as follows:

1.              The term of the Agreement, as defined in Section 4, shall be modified to extend from January 1, 2014 to December 31, 2015.

2.              Subject to approval by the Company’s Board of Directors, the Company will grant an additional nonstatutory stock option to purchase 1,500 shares of the Company’s common stock, with an exercise price per share equal to the fair market value at the time of grant. Such shares will vest at the rate of l/24th of the total number of shares on each monthly anniversary of the vesting commencement date of January 1, 2014, based upon the Advisor’s continued service to the Company, as provided in the Agreement and as specified in the Stock Option Agreement between the Company and Advisor.

3.              All other terms and conditions set forth in the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have signed this Amendment as of the Effective Date.

ANACOR PHARMACEUTICALS, INC.		LUCY SHAPIRO, PH.D.

By:	/s/ Lucy O. Day	By:	/s/ Lucy Shapiro, Ph.D.

Name: Lucy O. Day		Name: Lucy Shapiro, Ph.D.

Title: VP Finance		Title: Advisor

Date: 3/11/14		Date: 3/11/14